                                                                     EXHIBIT 1.1





                             AGREEMENT AND PLAN OF

                                 REORGANIZATION

                           among Halliburton Company,

                Halliburton Hold Co. and Halliburton Merge Co.

                         dated as of December 11, 1996

                               TABLE OF CONTENTS


ARTICLE I
     THE MERGER

     Section 1.1  The Merger.........................................    2
     Section 1.2  Effective Time.....................................    2
     Section 1.3  Certificate of Incorporation.......................    3
     Section 1.4  By-laws............................................    4
     Section 1.5  Directors..........................................    4
     Section 1.6  Officers...........................................    4
     Section 1.7  Additional Actions.................................    4
     Section 1.8  Conversion of Securities...........................    4
     Section 1.9  Preferred Share Purchase Rights....................    5
     Section 1.10 No Surrender of Certificates; Stock Transfer Books.    6

ARTICLE II
     ACTIONS TO BE TAKEN IN
     CONNECTION WITH THE MERGER

     Section 2.1  Company Indebtedness...............................    6
     Section 2.2  Assumption of Benefit Plans........................    7
     Section 2.3  Reservation of Shares..............................    7

ARTICLE III
     CONDITIONS OF MERGER

     Section 3.1  Conditions Precedent...............................    7

ARTICLE IV
     COVENANTS

     Section 4.1  Election of Directors..............................    9
     Section 4.2  Listing of Holding Company Common Stock............    9
     Section 4.3  Employee Benefit Plans.............................    9

     Section 4.4  Change in Capitalization...........................    9
     Section 4.5  Change of Name of Holdco...........................    9
     Section 4.6  Contribution of Treasury Stock.....................    9
     Section 4.7  Contribution of Outstanding Holdco Stock...........   10
     Section 4.8  Contribution of Alphabet Stock.....................   10
     Section 4.9  InterCompany Stock Distributions...................   10

ARTICLE V
     TERMINATION AND AMENDMENT

     Section 5.1  Termination........................................   10
     Section 5.2  Amendment..........................................   10

ARTICLE VI
     MISCELLANEOUS PROVISIONS

     Section 6.1  Governing Law......................................   10
     Section 6.2  Counterparts.......................................   11
     Section 6.3  Entire Agreement...................................   11

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of December 11, 1996, is among Halliburton Company, a Delaware corporation (the "Company"), Halliburton Hold Co., a Delaware corporation ("Holdco") and a direct, wholly owned subsidiary of the Company, and Halliburton Merge Co., a Delaware corporation ("Mergeco") and a direct, wholly owned subsidiary of Halliburton Delaware, Inc., a Delaware corporation ("Newco") that is itself a direct, wholly owned subsidiary of Holdco.

                                    RECITALS

     A. The Company's authorized capital stock consists of (i) 200,000,000 shares of common stock, par value $2.50 per share ("Company Common Stock"), of which 125,258,208 shares were issued and outstanding as of November 30, 1996 and 4,012,502 shares were held in treasury on such date, and (ii) 5,000,000 shares of preferred stock, without par value, none of which is currently outstanding but of which 2,000,000 shares have been designated as the Halliburton Company Series A Junior Participating Preferred Stock ("Company Series A Preferred Stock").

     B.   As of the date hereof, Holdco's authorized capital stock consists of
(i) 200,000,000 shares of common stock, par value $2.50 per share ("Holdco Common Stock"), of which 1,000 shares are issued and outstanding and no shares are held in treasury, and (ii) 5,000,000 shares of preferred stock, without par value, none of which is currently outstanding but of which 2,000,000 shares have been designated as the Halliburton Hold Co. Series A Junior Participating Preferred Stock ("Holdco Series A Preferred Stock").

     C. The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Holdco Series A Preferred Stock and the Holdco Common Stock are the same as those of the Company Series A Preferred Stock and the Company Common Stock.

     D. The Certificate of Incorporation and the By-laws of Holdco immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Certificate of Incorporation and By-laws of the Company immediately before the Effective Time (other than with respect to matters excepted by Section 251(g) of the General Corporation Law of the State of Delaware (the "DGCL")).

     E. The directors of the Company immediately prior to the Merger (as hereinafter defined) will be the directors of Holdco as of the Effective Time.

     F. Holdco, Newco and Mergeco are newly formed corporations organized for the purpose of participating in the transactions herein contemplated.

     G. The Company desires to create a new holding company structure by merging Mergeco with and into the Company with the Company being the surviving corporation, and converting each outstanding share of Company Common Stock into a like number of shares of Holdco Common Stock, all in accordance with the terms of this Agreement.

     H. The Boards of Directors of Holdco, Mergeco and the Company have approved this Agreement and the merger of Mergeco with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the "Merger").

     I. Pursuant to authority granted by the Board of Directors of the Company, the Company will, immediately prior to the Effective Time of the Merger, contribute to the capital of Holdco all of the shares of Company Common Stock then held by the Company in its treasury.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Holdco and Mergeco hereby agree as follows:

                                   ARTICLE I
                                  THE MERGER

      Section 1.1 The Merger. In accordance with Section 251(g) of the DGCL and subject to and upon the terms and conditions of this Agreement, Mergeco shall, at the Effective Time, be merged with and into the Company, the separate corporate existence of Mergeco shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation." At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

      Section 1.2 Effective Time. The Merger shall become effective upon the filing, after the date hereof and on or before December 31, 1996, of a copy of this Agreement with the Secretary of State of the State of Delaware (the time of such filing being referred to herein as the "Effective Time").


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

      Section 1.3 Certificate of Incorporation. From and after the Effective Time the Composite Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law; provided, however, that, from and after the Effective Time:

     (a) Article One thereof shall be amended so as to read in its entirety as follows:

          "First: The name of this Corporation is Halliburton Energy Services, Inc."

     (b) Article Fourth thereof shall be amended so as to read in its entirety as follows:

          "Fourth: The aggregate number of shares which the Corporation shall have authority to issue shall be one thousand (1,000), consisting of one thousand (1,000) shares of Common Stock, par value $1.00 per share. No shares of the previously designated Series A Junior Participating Preferred Stock having been issued, such series is hereby terminated and all matters set forth in this certificate of incorporation with respect to such series are hereby eliminated from this certificate of incorporation."

     (c) A new Article Seventeenth shall be added thereto which shall be and read in its entirety as follows:

          "Seventeenth: Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or its certificate of incorporation the approval of the stockholders of the Corporation shall, by virtue of this reference to
     Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Halliburton Company, a Delaware corporation (formerly Halliburton Hold Co.), or any successor thereto by merger, so long as such corporation or its successor is the ultimate parent, directly or indirectly, of this Corporation, by the same vote that is required by the General Corporation Law of the State of Delaware and/or the certificate of incorporation of this Corporation. For the purposes of this Article Seventeenth, the term "parent" shall mean a corporation that owns, directly or indirectly, at least a majority of the outstanding capital stock of this Corporation entitled to vote in the election of directors of this Corporation without regard to the occurrence of any contingency."

      Section 1.4 By-laws. From and after the Effective Time, the By-laws of Mergeco, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

      Section 1.5 Directors. The directors of Mergeco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the By-laws of the Surviving Corporation or as otherwise provided by law.

      Section 1.6 Officers. The officers of Mergeco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and the By-laws of the Surviving Corporation or as otherwise provided by law.

      Section 1.7 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Mergeco or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Mergeco and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Mergeco and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

      Section 1.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Holdco, Mergeco, the Company or the holder of any of the following securities:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of Holdco Common Stock.

          (b) Each share of Company Common Stock issued but held by Holdco in its treasury immediately prior to the Effective Time shall be converted into and thereafter


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION
     represent one duly issued, fully paid and nonassessable share of Holdco Common Stock held by Holdco in its treasury immediately after the Effective Time of the Merger.

          (c) Each share of common stock, par value $1.00 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one duly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

          (d) From and after the Effective Time, holders of certificates formerly evidencing Company Common Stock shall cease to have any rights as stockholders of the Company, except as provided by law; provided, however, that such holders shall have the rights set forth in Section 1.10 herein.

      Section 1.9   Preferred Share Purchase Rights.

          (a) In accordance with Section 36 of that certain Second Amended and Restated Rights Agreement dated as of December 15, 1995, as thereafter amended, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Company Rights Plan"), each outstanding preferred share purchase right of the Company ("Company Purchase Right") shall terminate as of the Effective Time.

          (b) Holdco shall, prior to the Effective Time, adopt a preferred share purchase rights plan (the "Holdco Rights Plan") substantially similar in form and substance to the Company Rights Plan and, in accordance therewith, Holdco shall, at the Effective Time but without duplication of Holdco's obligations under the Holdco Rights Plan, issue to each holder of Holdco Common Stock issued pursuant hereto one preferred share purchase right ("Holdco Purchase Right") for each share of Holdco Common Stock issued by it pursuant to Section 1.8(a) herein.

      Section 1.10 No Surrender of Certificates; Stock Transfer Books. As a result of the provisions of Section 1.3 herein, in conjunction with the provisions of a certificate of amendment of certificate of incorporation of Holdco to be filed with the Secretary of State of the State of Delaware and to become effective at immediately after the Effective Time, the corporate name of Holdco immediately following the Effective Time will be "Halliburton Company", the same name as the corporate name of the Company immediately prior to the Effective Time. Accordingly, until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced Company Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Holdco


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

Common Stock into which such shares of Company Common Stock were converted pursuant to the provisions of Sections 1.8 (a) and (b) herein. In addition, immediately after the Effective Time, each such certificate shall also evidence a number of Holdco Purchase Rights equal to the number of Company Purchase Rights evidenced thereby immediately prior to the Effective Time of the Merger.

                                   ARTICLE II
                             ACTIONS TO BE TAKEN IN
                           CONNECTION WITH THE MERGER

      Section 2.1 Company Indebtedness. As of the date of this Agreement, the Company is a party to the following indentures (individually, an "Indenture" and, collectively, the "Indentures"):

          (1) Senior Indenture (the "First Senior Indenture") dated as of January 2, 1991 between the Company and Texas Commerce Bank National Association, as trustee, pursuant to which the Company has heretofore issued $200 million in aggregate principal amount of a series of 8.75% Debentures due February 15, 2021 (the "Debentures"), all of which currently remain outstanding; and

          (2) Second Senior Indenture (the "Second Senior Indenture") dated as of December 1, 1996 between the Company and Texas Commerce Bank National Association, as trustee, pursuant to which no debt securities are currently outstanding; and

          (3) Subordinated Indenture (the "Subordinated Indenture") dated as of December 1, 1996 between the Company and Texas Commerce Bank National Association, as trustee, pursuant to which no debt securities are currently outstanding.

     As of the Effective Time, Holdco and the Company shall, with respect to each such Indenture and, in the case of the First Senior Indenture, with respect to the Debentures outstanding thereunder, together with the trustee under each Indenture, execute, acknowledge and deliver indentures supplemental (each, a "Supplemental Indenture") to each of such Indentures pursuant to which Holdco shall assume and agree to perform all obligations of the Company thereunder without, subject to certain exceptions set forth in such Supplemental Indentures, releasing the Company from such obligations and Holdco will agree to pay, perform and discharge all obligations of the Company under the Debentures.

      Section 2.2 Assumption of Benefit Plans. Holdco and the Company hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Holdco will, from and after the Effective Time, assume and agree to perform all

                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION
obligations of the Company pursuant to the Halliburton Company Career Executive Incentive Stock Plan, the 1993 Stock and Long-Term Incentive Plan, the Landmark Graphics Corporation 1984 Incentive Stock Option Plan, the Landmark Graphics Corporation 1985 Incentive Stock Option Plan, the Landmark Graphics Corporation 1987 Nonqualified Stock Option Plan, the Landmark Graphics Corporation 1989 Flexible Stock Option Plan, the Landmark Graphics Corporation Directors' Stock Option Plan, the Landmark Graphics Corporation Consultants' Stock Option Plan, the Landmark Graphics Corporation 1990 Employee Stock Option Plan and the Landmark Graphics Corporation 1994 Flexible Incentive Plan (the "Benefit Plans").

      Section 2.3 Reservation of Shares. On or prior to the Effective Time, Holdco will reserve sufficient shares of Holdco Common Stock to provide for the issuance of Holdco Common Stock upon exercise of options outstanding under the Benefit Plans and will reserve a number of shares of Holdco Series A Preferred Stock sufficient to provide for the issuance thereof upon exercise of Holdco Purchase Rights.

                                  ARTICLE III
                             CONDITIONS OF MERGER

      Section 3.1 Conditions Precedent. The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto of each of the following conditions:

          (a) Prior to the Effective Time, the Holdco Common Stock to be issued pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

          (b) Holdco shall have adopted the Holdco Rights Plan and distributed Holdco Purchase Rights as a dividend on the then issued and outstanding shares of Holdco Common Stock, and, prior to the Effective Time, the Holdco Purchase Rights to be issued in conjunction with the issuance of Holdco Common Stock pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

          (c) The Company, Holdco and the Trustee shall have executed and delivered the Supplemental Indentures contemplated by Article II herein subject only to the occurrence of the Effective Time of the Merger.

          (d) Prior to the Effective Time, the Company shall have received certain revenue rulings from the Internal Revenue Service requested by it pursuant to a letter dated August


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

     30, 1996, to the Internal Revenue Service from Vinson & Elkins L.L.P., counsel to the Company.

          (e) Prior to the Effective Time, Vinson & Elkins L.L.P., counsel to the Company, shall have received an interpretive or no-action letter from the Securities and Exchange Commission, in form and substance satisfactory to the Company, in response to that certain request therefor dated December 6, 1996 from such firm.

          (f) Prior to the Effective Time, Vinson & Elkins L.L.P., counsel to the Company, shall have rendered an opinion to the Board of Directors of the Company, in form and substance satisfactory to the Company, to the effect that the Merger will constitute a tax-free reorganization under
     Section 368(a) of the Code and that no gain or loss will be recognized by the stockholders of the Company upon receipt of the Holdco Common Stock in exchange for their shares of Company Common Stock pursuant to the Merger.

          (g) Prior to the Effective Time, no order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits or makes illegal the consummation of the Merger or the transactions contemplated hereby.


                                  ARTICLE IV
                                   COVENANTS

      Section 4.1 Election of Directors. Effective as of the Effective Time, the Company, in its capacity as the sole stockholder of Holdco, will remove each of the then directors of Holdco, will cause the board of directors of Holdco to effect such amendments to the bylaws of Holdco as are necessary to increase the number of directors of Holdco to equal the number of directors of the Company and will elect each person who is then a member of the board of directors of the Company as a director of Holdco, each of whom shall serve until the next annual meeting of shareholders of Holdco and until his successor shall have been elected and qualified.

      Section 4.2 Listing of Holding Company Common Stock. Holdco will use its best efforts to obtain, at or before the Effective Time, authorization to list, upon official notice of issuance, on the New York Stock Exchange Holdco Common Stock issuable pursuant to the Merger and Holdco Purchase Rights issuable in conjunction therewith.


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

      Section 4.3 Employee Benefit Plans. The Company and Holdco will take or cause to be taken all actions necessary or desirable in order for Holdco to assume the Benefit Plans and to assume (or become a participating employer in) each other existing employee benefit plan and agreement of the Company, with or without amendments, or to adopt comparable plans, all to the extent deemed appropriate by the Company and Holdco and permitted under applicable law.

      Section 4.4 Change in Capitalization. Prior to the Effective Time, Holdco and the Company agree to take all action necessary or desirable under the DGCL to designate 2,000,000 shares of Preferred Stock of Holdco as Series A Junior Participating Preferred Stock having terms and provisions substantially similar to those of the Company's Series A Junior Participating Preferred Stock.

      Section 4.5 Change of Name of Holdco. Holdco and the Company will take or cause to be taken all such actions as may be necessary or desirable to effect an amendment to the Certificate of Incorporation of Holdco immediately after the Effective Time changing the name of Holdco to "Halliburton Company".

      Section 4.6 Contribution of Treasury Stock. Immediately prior to the Effective Time, the Company will contribute to the capital of Holdco all the Company Common Stock then held in the treasury of the Company.

      Section 4.7 Contribution of Outstanding Holdco Stock. At the Effective Time, the Company will contribute to the capital of Holdco all shares of Holdco Common Stock and all Holdco Purchase Rights outstanding immediately prior to the Merger and owned of record and beneficially by the Company.

      Section 4.8 Contribution of Alphabet Stock. Prior to the Merger, the Company shall cause Brown & Root Holdings, Inc., a Delaware corporation ("BRHI"), to contribute all the outstanding capital stock designated Series B issued by Halliburton Holdings, Inc. ("HHI") and owned by BRHI to Brown & Root, Inc., a Texas corporation.

      Section 4.9 InterCompany Stock Distributions. Promptly after the Effective Time, the Surviving Corporation shall contribute the stock of certain controlled foreign corporations to its direct, wholly owned subsidiary Halliburton Affiliates Corporation, a Delaware corporation ("HAC") and the stock of HHI owned by the Surviving Corporation to Halliburton International, Inc. ("HII"); promptly thereafter the Surviving Corporations shall distribute to Newco all of the outstanding stock of BRHI, HII, Landmark Graphics Corporation and HAC.


                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

                                   ARTICLE V
                           TERMINATION AND AMENDMENT

      Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, Holdco or Mergeco if it should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such corporation or its stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither the Company, Holdco or Mergeco nor their respective stockholders, directors or officers shall have any liability with respect to such termination and abandonment.

      Section 5.2 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Boards of Directors of the parties to this Agreement.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

      Section 6.1 Governing Law. Except with respect to matters contained herein governed by the DGCL, this Agreement has been executed and delivered in the State of Texas and shall be governed by and construed and enforced under the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law.

      Section 6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

      Section 6.3 Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     In Witness Whereof, Holdco, Mergeco and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        HALLIBURTON COMPANY




                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

                              By: /s/ Lester L. Coleman
                                 _____________________________________
                              Name:      Lester L. Coleman
                              Title:     Executive Vice President and
                                         General Counsel

                              HALLIBURTON HOLD CO.


                              By: /s/ Robert M. Kennedy
                                 _____________________________________
                              Name:      Robert M. Kennedy
                              Title:     Vice President

                              HALLIBURTON MERGE CO.


                              By: /s/ Robert M. Kennedy
                                 _____________________________________
                              Name:      Robert M. Kennedy
                              Title:     Vice President


     I, Susan S. Keith, Vice President and Secretary of Halliburton Company do hereby certify that the Board of Directors of Halliburton Company has approved and adopted this Agreement by duly authorized written consent dated December 5, 1996.


                                     /s/ Susan S. Keith
                                 ______________________________________
                                             Susan S. Keith
                                      Vice President and Secretary

          I, Susan S. Keith, Vice President and Secretary of Halliburton Hold Co. do hereby certify that the Board of Directors of Halliburton Hold Co. has approved and adopted this Agreement by duly authorized written consent dated December 5, 1996.


                                    /s/ Susan S. Keith
                                 ______________________________________
                                             Susan S. Keith
                                      Vice President and Secretary



                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION

          I, Susan S. Keith, Vice President and Secretary of Halliburton Merge Co. do hereby certify that the Board of Directors of Halliburton Merge Co. has approved and adopted this Agreement by duly authorized written consent dated December 5, 1996.



                                    /s/ Susan S. Keith
                                 ______________________________________
                                             Susan S. Keith
                                      Vice President and Secretary



                              HALLIBURTON COMPANY
                     AGREEMENT AND PLAN OF REORGANIZATION